EXHIBIT 21.1



                         SUBSIDIARIES OF CRYOLIFE, INC.



Subsidiary                                           Jurisdiction
----------                                           ------------

CryoLife Acquisition Corp.                           Florida
CryoLife Technology, Inc.                            Nevada
CryoLife Europa, LTD.                                United Kingdom
AuraZyme Pharmaceuticals, Inc.                       Florida